Exhibit 8.1

910 LOUISIANA HOUSTON, TEXAS 77002-4995 TEL +1 713.229.1234 FAX +1 713.229.1522 BakerBotts.com	AUSTIN BRUSSELS DALLAS DUBAI HOUSTON LONDON	NEW YORK PALO ALTO RIYADH SAN FRANCISCO SINGAPORE WASHINGTON

August 12, 2026

Delek Logistics Partners, LP

310 Seven Springs Way

Suite 500

Brentwood, Tennessee 37027

Ladies and Gentlemen:

We have acted as special tax counsel to Delek Logistics Partners, LP, a Delaware limited partnership (the “Partnership”), with respect to certain federal income tax matters in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale of up to 4,600,000 common units representing limited partner interests in the Partnership (including the units to be issued upon the exercise of the Underwriters’ option to purchase up to 600,000 additional Common Units) (the “Common Units”) pursuant to the terms of that certain Underwriting Agreement dated August 12, 2026 (the “Underwriting Agreement”), by and among the Partnership, Delek Logistics GP, LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), and Truist Securities, Inc., Mizuho Securities USA LLC and Raymond James & Associates, Inc., as representatives of the several underwriters named on Schedule A thereto (collectively, the “Underwriters”).

The Common Units are being offered and sold by the Partnership to or through the Underwriters under a registration statement on Form S-3 originally filed with the Securities and Exchange Commission (the “Commission”) on April 26, 2024 (File No. 333–278939) (the “Registration Statement”), including the prospectus contained therein (the “Base Prospectus”), and declared effective on May 7, 2024, as supplemented by a prospectus supplement dated August 12, 2026 (together with the Base Prospectus, the “Prospectus”). We prepared the discussion (the “Discussion”) set forth under the caption “Material U.S. Federal Income Tax Consequences” in the Prospectus.

This opinion is based on various facts and assumptions and is conditioned upon certain representations made to us by the Partnership as to factual matters through a certificate of an officer of the Partnership (the “Officer’s Certificate”). In addition, this opinion is based upon the factual representations of the Partnership concerning its business, properties and governing documents as set forth in the Registration Statement, the Prospectus and the Partnership’s responses to our examinations and inquiries.

In our capacity as special tax counsel to the Partnership, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and other instruments, as we have deemed necessary or appropriate for purposes of this opinion. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing such documents and the conformity to authentic original documents of all documents submitted to us as copies. For purposes of our opinion, we have not made an independent investigation or audit of the facts set forth in the above-referenced documents or representations. In addition, in rendering this opinion we have assumed the truth and accuracy of all representations and statements made to us which are qualified as to knowledge or belief, without regard to such qualification.

We hereby confirm that all statements of legal conclusions contained in the Discussion constitute the opinion of Baker Botts L.L.P. with respect to the matters set forth therein as of the date hereof, subject to the assumptions, qualifications and limitations set forth therein. This opinion is based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Also, any variation or difference in the facts from those set forth in the representations described above, including in the Registration Statement, the Prospectus and the Officer’s Certificate, may affect the conclusions stated herein.

No opinion is expressed as to any matter not discussed in the Discussion. We are opining herein only as to the federal income tax matters described above, and we express no opinion with respect to the applicability to, or the effect on, any transaction of other federal laws, foreign laws, the laws of any state or any other jurisdiction or as to any matters of municipal law or the laws of any other local agencies within any state. This letter speaks as of the date hereof, and we disclaim any obligation to update it.

This opinion is furnished to you and is for your use in connection with the transactions set forth in the Prospectus. This opinion may not be relied upon by you for any other purpose or furnished to, assigned to, quoted to or relied upon by any other person, firm or other entity, for any purpose, without our prior written consent, except that this opinion may be relied upon by persons entitled to rely on it pursuant to applicable provisions of federal securities law.

We hereby consent to the filing of this opinion of counsel as Exhibit 8.1 to the Registration Statement. We also consent to the reference to our Firm and this opinion in the Discussion and under the heading “Legal Matters” in the Prospectus. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

The opinion expressed herein is given as of the date hereof and we undertake no obligations to supplement this opinion if any applicable law changes after such date or if we become aware of any facts that might change the opinion expressed herein after such date or for any other reason.

Very truly yours,

/s/ Baker Botts L.L.P.